EXHIBIT 10.2

SECOND AMENDMENT AND WAIVER TO CREDIT AGREEMENT

THIS SECOND AMENDMENT AND WAIVER TO CREDIT AGREEMENT (this “Amendment”), dated as of July 22, 2014 and effective as of the Second Amendment Effective Date (as hereinafter defined), is made and entered into by and among AFFINITY GAMING, a Nevada corporation, successor in interest to Affinity Gaming, LLC (the “Borrower”), DEUTSCHE BANK TRUST COMPANY AMERICAS, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”), and each of the Lenders (as hereinafter defined) party hereto.

RECITALS

A.    The Borrower, the Administrative Agent and the Lenders are parties to that certain Credit Agreement, dated as of May 9, 2012 (as amended, restated, amended and restated, refinanced, extended, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”), by and among the Borrower, the Administrative Agent, the banks, financial institutions and other entities from time to time party thereto in the capacity of lenders (the “Lenders”), and the other agents and arrangers party thereto.

B.    The Borrower has requested that the Lenders agree, subject to the express conditions and on the terms set forth in this Amendment, to amend certain provisions of the Credit Agreement as set forth herein.

C.    The Borrower has advised the Administrative Agent and Lenders that (i) an Event of Default may exist under Section 10.07(a) of the Credit Agreement arising as a result of the Interest Expense Coverage Ratio for the Test Period ending June 30, 2014 being less than 2.00:1.00 and (ii) an Event of Default may exist under Section 10.07(b) of the Credit Agreement arising as a result of the Total Net Leverage Ratio for the Test Period ending June 30, 2014 being greater than 6.50:1.00 (such Events of Default, together with any Default or Event of Default resulting from Borrower’s failure to comply with representations and covenants (including notice provisions) in the Credit Agreement solely related to such Events of Default, collectively, the “Specified Defaults”).

D.    The Borrower has requested that the Lenders waive the Specified Defaults as described herein, subject to the express conditions and on the terms set forth in this Amendment.

E.    The Lenders are willing to agree to such amendments and waivers, subject to the express conditions and on the terms set forth below.

F.    Deutsche Bank Trust Company Americas (“DBTCA”) may resign its appointment as the existing Administrative Agent, Collateral Agent, Swingline Lender and Issuing Lender (collectively, the "Existing Agent") under the Credit Agreement and the Credit Documents referred to therein and (ii) Deutsche Bank AG New York Branch (“DBNY”) upon such resignation desires to be appointed by the Lenders as the successor Administrative Agent, Collateral Agent, Swingline Lender and Issuing Issuer (collectively, the “Successor Agent”) under the Credit Agreement and the Credit Documents referred to therein, pursuant to a resignation and assignment agreement in form and substance acceptable to the Borrower, the Existing Agent and the Successor Agent (the “Resignation and Assignment Agreement”).

G.    The Existing Agent requests that the Lenders, if necessary, waive the requirement set forth in Section 12.09(a) of the Credit Agreement that the Existing Agent provide 30 days' prior written notice of its resignation to the Lenders and the Borrower.

H.    The Lenders intend to appoint upon DBTCA's potential resignation, DBNY as the successor (i) Administrative Agent, (ii) Collateral Agent (iii) Swingline Lender and (iv) Issuing Lender under the Credit Agreement and the Credit Documents referred to pursuant to the terms of the Resignation and Assignment Agreement.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and each of the Lenders party hereto agree as follows:

1.    Definitions. Except as otherwise expressly provided herein, capitalized terms used in this Amendment shall have the meanings given in the Credit Agreement, and the interpretative provisions set forth in the Credit Agreement shall apply to this Amendment.

2.    Amendments to Credit Agreement. The Credit Agreement is hereby amended as of the Second Amendment Effective Date (defined below) as follows:

(a)    Section 1.01 of the Credit Agreement is hereby amended by inserting the following new definitions into Section 1.01 in appropriate alphabetical order:

(i)“Affiliated Lender” shall mean any Affiliate of the Borrower (other than Borrower or any Subsidiary of the Borrower).

(ii)“First Lien Senior Secured Leverage Ratio” shall mean, on any date of determination, the ratio of (a) the aggregate outstanding principal amount of all Consolidated Indebtedness (without giving effect to clause (B) of the definition thereof) that is secured by a Lien on any assets or property of the Borrower or any of its Subsidiaries on such date (other than Liens that are junior and subordinated to the Liens of the Collateral Agent in the Collateral pursuant to intercreditor arrangements that are reasonably satisfactory to the Administrative Agent) to (b) Consolidated EBITDA for the Calculation Period most recently ended on or prior to such date.

(iii)    “Permitted Cure Securities” shall mean any common stock, limited or general partnership interest, limited liability company membership interest, or other Equity Interests reasonably acceptable to the Required Lenders issued pursuant to the Cure Right.

(iv)    “Permitted Intercreditor Terms” shall mean terms by which Liens securing Indebtedness are subordinated in right to the Liens securing the Obligations, which terms (taken as a whole) shall be at least as favorable to the Lenders as those contained on Exhibit O or on terms substantially consistent with the terms set forth on Exhibit O annexed hereto together with (A) any immaterial changes and (B) material changes thereto in light of prevailing market conditions, which material changes shall be posted to the Lenders not less than five Business Days before execution thereof and, if the Required Lenders shall not have objected to such changes within five Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent’s and/or Collateral Agent’s entry into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Administrative Agent’s and/or Collateral Agent’s execution thereof, in each case in form and substance reasonably satisfactory to the Administrative Agent and/or Collateral Agent.

(i)	“Second Amendment Effective Date” shall mean July 22, 2014.

(vi)    “Settlement Agreement” shall mean that certain Settlement Agreement, made and entered into after the date hereof, by and among the Borrower, Z Capital Partners, L.L.C., a Delaware limited liability company and its Affiliates (as defined in the Settlement Agreement), SPH Manager, LLC, a Delaware limited liability company and the other entities party thereto.

(b)    Clause (i) of the definition of “Applicable Margin” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows: “(i) in the case of Initial Term Loans maintained as (x) Base Rate Loans, 3.00%, and (y) Eurodollar Loans, 4.00%;”

(c)    The definition of “Base Rate” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Base Rate” shall mean, at any time, the highest of (i) the Prime Lending Rate at such time, (ii) 1/2 of 1% in excess of the overnight Federal Funds Rate at such time, (iii) the Eurodollar Rate for a Eurodollar Loan with a one-month Interest Period commencing on such day plus 1.00% and (iv) with respect to Initial Term Loans only, 2.25%. For purposes of this definition, the Eurodollar Rate shall be determined using the Eurodollar Rate as otherwise determined by the Administrative Agent in accordance with the definition of Eurodollar Rate, except that (x) if a given day is a Business Day, such determination shall be made on such day (rather than two Business Days prior to the commencement of an Interest Period) or (y) if a given day is not a Business Day, the Eurodollar Rate for such day shall be the rate determined by the Administrative Agent pursuant to preceding clause (x) for the most recent Business Day preceding such day. Any change in the Base Rate due to a change in the Prime Lending Rate, the Federal Funds Rate or such Eurodollar Rate shall be effective as of the opening of business on the day of such change in the Prime Lending Rate, the Federal Funds Rate or such Eurodollar Rate, respectively.”

(d)    The definition of “Change of Control” in Section 1.01 of the Credit Agreement is hereby amended to add the following at the end of such definition:

“Notwithstanding the foregoing, neither (i) the entry into or performance of the Settlement Agreement, nor (ii) the formation of a “group” among all or some of the parties to the Settlement Agreement or their affiliates (but no other Person that is not, or whose affiliates are not, parties to the Settlement Agreement) in connection with the performance of the Settlement Agreement or any other agreement in existence on July 14, 2014, shall constitute a Change of Control”

(e)    The definition of “Consolidated EBITDA” in Section 1.01 of the Credit Agreement is hereby amended by adding the following new subclauses at the end of clause (A):

“(xvi) all payments made pursuant to Section 10.06(ix); and

(xvii) expenses and payments (including legal and lobbying fees) related to (A) litigation, (B) proposed legislation or changes in gaming regulations affecting jurisdictions or feeder markets where the Borrower or any of its Subsidiaries operates, (C) executive search fees, (D) severance, (E) data breach remediation and control design expenses, (F) self-insured retention or deductible expenses incurred for insured liability or casualty events and (G) expenses related to changes in board or committee structure of the Borrower and its Subsidiaries, including regulatory licensing; provided, that such amounts added back pursuant to this clause (xvii) during any Test Period shall not exceed 10.0% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to this clause (xvii)).”

(f)    Clause (y) of the definition of “Consolidated Indebtedness” in Section 1.01 of the Credit Agreement is amended by deleting “$25,000,000” and replacing it with “$40,000,000”.

(g)    The definition of “Continuing Directors” in Section 1.01 of the Credit Agreement is hereby amended by adding the following proviso at the end of such definition:

“; provided that all directors appointed in accordance with the Settlement Agreement or by any Stockholder (as defined in the Settlement Agreement) party to the Settlement Agreement shall constitute Continuing Directors.”

(h)    The definition of “Credit Documents” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Credit Documents” shall mean this Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note, the Guaranty and Collateral Agreement, each other Security Document, each Joinder Agreement, each Incremental Term Loan Commitment Agreement, each Incremental RL Commitment Agreement and each intercreditor agreement having Permitted Intercreditor Terms.

(i)    The definition of “Eligible Transferee” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), but excluding (i) individuals and (ii) the Borrower and its Subsidiaries (except to the limited extent permitted by Section 2.17) and Affiliates of the Borrower or any of its Subsidiaries (except to the limited extent permitted by Section 13.04(h)).”

(j)    Clause (ii) of the definition of “Eurodollar Rate” in Section 1.01 of the Credit Agreement is hereby amended by deleting the percentage “1.00%” set forth therein and substituting therefor the percentage “1.25%”.

(k)    Clause (iii)(I)(y) of the definition of “Incremental Commitment Requirements” in Section 1.01 of the Credit Agreement is amended by replacing both references to “Total Net Leverage Ratio” with “First Lien Senior Secured Net Leverage Ratio”.

(l)    The definition of “Minimum Hedge Requirement” is hereby deleted in its entirety.

(m)    The definition of “Permitted Holders” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Permitted Holder” shall mean each Person who, together with its Affiliates, directly or indirectly, beneficially owns or controls as of the Second Amendment Effective Date at least 20% or more on a fully diluted basis of the Voting Equity Interests of the Borrower.

(n)    Clause (iv) of the definition of “Permitted Refinancing” in Section 1.01 of the Credit Agreement is amended by adding “(or secured subject to Permitted Intercreditor Terms)” at the end of such clause.

(o)    The definition of “Subject Permitted Holders” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Subject Permitted Holder” shall mean any Permitted Holder who, together with its Affiliates and other Permitted Holders (together with their affiliates), on any date of determination, directly or indirectly beneficially owns or controls at least 20% or more on a fully diluted basis of the Voting Equity Interests of the Borrower.

(p)    Section 1.08(a) of the Credit Agreement is hereby amended by amending and restating the proviso to such section in its entirety as follows:

“provided that, notwithstanding anything to the contrary in clause (b), (c) or (d) of this Section 1.08, when calculating the Total Net Leverage Ratio, the First Lien Senior Secured Net Leverage Ratio, First Lien Senior Secured Leverage Ratio and the Interest Expense Coverage Ratio, as applicable, for purposes of (i) the Applicable Excess Cash Flow Repayment Percentage and the Applicable Commitment Commission Percentage and (ii) determining actual compliance (and not compliance on a pro forma basis) with Section 10.07, the events described in this Section 1.08 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.”

(q)    Section 4.01(h) of the Credit Agreement is hereby amended by deleting the words “First Amendment Effective Date” set forth therein and substituting therefor the words “Second Amendment Effective Date”.

(r)    Clause (vi) of Section 5.01(a) of the Credit Agreement is hereby amended by deleting the words “First Amendment Effective Date” set forth therein and substituting therefor the words “Second Amendment Effective Date”.

(s)    Section 9.01(a) of the Credit Agreement is hereby amended by adding the following proviso to the end of such section:

“; provided, that no reports or information required under this Section 9.01(a) shall be required to be delivered to the extent the First Lien Senior Secured Net Leverage Ratio is less than 2.50:1.00 as of the last day of the immediately preceding fiscal quarter for which financial statements have been delivered pursuant to Section 9.01(b).”

(t)    Section 9.09 of the Credit Agreement is hereby deleted in its entirety and replaced by:

“Reserved.”

(u)    Section 9.14 of the Credit Agreement is hereby amended by:

(i) amending and restating clause (iv) in its entirety as follows:

“(iv) (x) the Borrower shall be in compliance with the financial covenants contained in Sections 10.07(a) and 10.07(b) on a pro forma basis as if the respective Permitted Acquisition (as well as all other Permitted Acquisitions theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period and (y) the Borrower shall be in compliance with a Total Net Leverage Ratio that is not greater than 6.40 to 1.00 on a pro forma basis as if the respective Permitted Acquisition (as well as all other Permitted Acquisitions theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period;”

(ii) amending and restating the proviso in clause (vi) in its entirety as follows:

“provided, however, notwithstanding the foregoing requirements of this clause (vi), the aggregate amount of consideration paid in respect of Permitted Acquisitions of Acquired Entities or Businesses that do not become Subsidiary Guarantors or the assets of which are not subject to the Security Documents shall not exceed $10,000,000;”

(v)    Section 10.03 of the Credit Agreement is hereby amended by:

(i) amending and restating clause (vii) in its entirety as follows:

“(vii)    the Borrower may pay or make additional cash Dividends (including to purchase, redeem or otherwise acquire for cash any Equity Interests issued by the Borrower) in an amount not to exceed the Cumulative Retained Excess Cash Flow Amount as in effect immediately before the respective Dividend, so long as (i) in the event Dividends in excess of $15,000,000 in the aggregate are made pursuant to this clause (vii), the First Lien Senior Secured Leverage Ratio (on a pro forma basis) for the respective Calculation Period is less than or equal to 3.00:1.00, (ii) no Default or Event of Default then exists or would result therefrom, (iii) at the time that any such Dividend is paid or made (and immediately after giving effect thereto), the Borrower shall be in compliance, on a pro forma basis, with a First Lien Senior Secured Net Leverage Ratio of less than or equal to 2.85:1.00, and (iv) prior to the making of such Dividend, the Borrower shall have delivered to the Administrative Agent a certificate executed by an Authorized Officer of the Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i), (ii), and (iii), and containing the calculations (in reasonable detail) required by preceding clauses (i) and (iii);”

(ii) amending and restating clause (ix) in its entirety as follows:

“(ix)    the Borrower may make or pay Dividends so long as such Dividends are paid or made (x) solely with net proceeds from an issuance of Equity Interests (other than Permitted Cure Securities) of the Borrower permitted to be issued hereunder and (y) within 90 days of the date of such receipt of such net proceeds.”

(w)    Section 10.04 of the Credit Agreement is hereby amended by amending and restating clause (v)(y) in its entirety as follows:

“(y) the aggregate principal amount of all Indebtedness permitted by this clause (v) shall not exceed $10,000,000 at any one time outstanding;”

(x)    Section 10.05 of the Credit Agreement is hereby amended by:

(i) amending and restating clause (vii) in its entirety as follows:

“(vii) (A) the Borrower and the Subsidiary Guarantors may make Investments (I) between and among (or for the benefit of) one another and (II) so long as the First Lien Senior Secured Leverage Ratio is less than or equal to 3.65:1.00, to (or for the benefit of) Non-Guarantor Subsidiaries in an aggregate amount not at any time to exceed, when added to the aggregate amount of Investments made pursuant to Section 10.05(xxi), $25,000,000, and (B) Non-Guarantor Subsidiaries may make Investments to (or for the benefit of) any other Non-Guarantor Subsidiaries and any Credit Party;”

(ii) amending and restating clause (xix) in its entirety as follows:

“(xix)    the Borrower and its Subsidiaries may make additional Investments to or in a Person, so long as (i) the aggregate amount of all Investments made pursuant to this clause (xix) does not exceed the Cumulative Retained Excess Cash Flow Amount as in effect immediately before the respective Investment, (ii) no Default or Event of Default then exists or would result therefrom, (iii) at the time that any such Investment is made (and immediately after giving effect thereto), the Borrower shall be in compliance, on a pro forma basis, with a First Lien Senior Secured Leverage Ratio of less than or equal to 3.65:1.00, and (iv) prior to the making of such Investment, the Borrower shall have delivered to the Administrative Agent a certificate executed by an Authorized Officer of the Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i), (ii), and (iii), and containing the calculations (in reasonable detail) required by preceding clauses (i) and (iii);”

(iii) amending and restating clause (xxi) in its entirety as follows:

“(xxi)    so long as at the time any such Investment is made (and immediately after giving effect thereto), the Borrower shall be in compliance, on a pro forma basis, with a First Lien Senior Secured Leverage Ratio of less than or equal to 3.65:1.00, the Borrower and its Subsidiaries may make Investments in joint ventures in an aggregate amount not to exceed at any time, when added to the aggregate amount of Investments made pursuant to Section

10.05(vii)(A)(II), $25,000,000; provided that the Borrower or a Subsidiary thereof is party to a management agreement with such joint venture; and”

(y)    Section 10.06 of the Credit Agreement is hereby amended by:

(i) adding a new clause (ix):

“(ix) payment of management fees (excluding intercompany management fees) not to exceed in any fiscal year the greater of (i) $1,500,000 and (ii) 3.00% of Consolidated EBITDA for such fiscal year;”

(ii) adding a new clause (x):

“(x) payments to consultants (including operational consultants) who are Affiliates, in each case to the extent such payments are made as an arm’s length transaction (and treated as operating expense for the purposes of calculating Consolidated EBITDA).”; and

(iii) deleting the following language from the end of Section 10.06:

“Notwithstanding anything to the contrary contained above in this Section 10.06, in no event shall the Borrower or any of its Subsidiaries pay any management, consulting or similar fee to any of their respective Affiliates except as specifically provided in clause (vi) of this Section 10.06.”

(z)    Section 10.07(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(a) The Borrower will not permit the Interest Expense Coverage Ratio for any Test Period ending on the last day of any fiscal quarter of the Borrower set forth below to be less than the ratio set forth opposite such fiscal quarter below:

Fiscal Quarter Ending	Ratio
June 30, 2012	1.80:1.00
September 30, 2012	1.80:1.00
December 31, 2012	1.80:1.00
March 31, 2013	1.90:1.00
June 30, 2013	1.90:1.00
September 30, 2013	1.90:1.00
December 31, 2013	1.90:1.00
March 31, 2014	2.00:1.00
June 30, 2014	1.50:1.00
September 30, 2014	1.50:1.00
December 31, 2014	1.50:1.00
March 31, 2015	1.50:1.00
June 30, 2015	1.50:1.00
September 30, 2015	1.50:1.00
December 31, 2015	1.50:1.00
March 31, 2016	1.50:1.00
June 30, 2016	1.50:1.00
September 30, 2016	1.50:1.00
December 31, 2016	1.50:1.00
March 31, 2017	1.50:1.00
June 30, 2017	1.50:1.00
September 30, 2017 and the last day of each fiscal quarter thereafter	1.50:1.00

(aa)     Section 10.07(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(b) The Borrower will not permit the First Lien Senior Secured Net Leverage Ratio on the last day of any fiscal quarter of the Borrower set forth below to be greater than the ratio set forth opposite such fiscal quarter below:

Fiscal Quarter Ending	Ratio
June 30, 2014	3.75:1.00
September 30, 2014	3.75:1.00
December 31, 2014	3.75:1.00
March 31, 2015	3.75:1.00
June 30, 2015	3.75:1.00
September 30, 2015	3.75:1.00
December 31, 2015	3.75:1.00
March 31, 2016	3.75:1.00
June 30, 2016	3.50:1.00
September 30, 2016	3.25:1.00
December 31, 2016	3.00:1.00
March 31, 2017	3.00:1.00
June 30, 2017	3.00:1.00
September 30, 2017 and the last day of each fiscal quarter thereafter	3.00:1.00

(bb)    Section 10.08 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“10.08    Limitations on Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; Limitations on Voluntary Prepayments, etc. The Borrower will not, and will not permit any of its Subsidiaries to:

(i)    on and after the execution and delivery of any Senior Note Document, any Permitted Unsecured Debt Document or any document in respect of Indebtedness subject to Permitted Intercreditor Terms, make (or give any notice (other than any such notice that is expressly contingent upon the repayment in full in cash of all Obligations (other than contingent obligations not then due and payable) and the termination of the Total Revolving Loan Commitment) any voluntary or optional payment or prepayment on or redemption, repurchase or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of (including, in each case without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due), any Senior Note, Permitted Unsecured Debt or Indebtedness subject to Permitted Intercreditor Terms; provided, however, the Borrower may make voluntary or optional payments, prepayments, redemptions, repurchases or acquisitions of or with respect to any Senior Notes, Permitted Unsecured Debt or Indebtedness subject to Permitted Intercreditor Terms:

(A) so long as (i) the aggregate amount of all such payments, prepayments, redemptions, repurchases and acquisitions does not to exceed the Cumulative Retained Excess Cash Flow Amount as in effect immediately before the respective payment, prepayment, redemption, repurchase or acquisition, (ii) no Default or Event of Default then exists or would result therefrom, (iii) at the time that any such payment, prepayment, redemption, repurchase or acquisition is paid or made (and immediately after giving effect thereto), the Borrower shall be in compliance, on a pro forma basis, with a First Lien Senior Secured Net Leverage Ratio of less than or equal to 3.10:1.00, (iv) in the event payments, prepayments, redemptions, repurchases and acquisitions in excess of $15,000,000 are made, the First Lien Senior Secured Leverage Ratio (on a pro forma basis) for the respective Calculation Period is less than or equal to 3.00:1.00 and (v) prior to the payment or making of such payment, prepayment, redemption, repurchase or acquisition the Borrower shall have delivered to the Administrative Agent a certificate executed by an Authorized Officer of the Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i), (ii) and (iii), and containing the calculations (in reasonable detail) required by preceding clauses (i) and (iii);

(B) in the case of the Senior Notes, (i) with proceeds of Permitted Refinancings thereof and (ii) exchanges thereof for Senior Exchange Notes; and

(C) to the extent consisting solely of the conversion or exchange of such Senior Notes, Permitted Unsecured Debt or Indebtedness subject to Permitted Intercreditor Terms into Equity Interests of the Borrower permitted to be issued hereunder; ”

(ii)    make (or give any notice in respect of) any principal, interest or other payment on, or any redemption or acquisition for value of, any Shareholder Subordinated Note, except to the extent permitted by Section 10.03(iii);

(iii)    (A) on and after the execution and delivery of any Permitted Unsecured Debt Document, amend, modify or change, or permit the amendment, modification or change of, any provision of any Permitted Unsecured Debt Document to the extent that the Permitted Unsecured Debt Document in the amended, modified or changed form would not be able to be incurred at such in accordance with the terms of Section 10.04(xv) and (B) on and after the execution and delivery of any document in respect of Indebtedness subject to Permitted Intercreditor Terms, amend, modify or change, or permit the amendment, modification or change of, any provision of such document to the extent that any such amendment, modification or change could reasonably be expected to be adverse to the interests of the Lenders in any material respect;

(iv)    amend, modify or change, or permit the amendment, modification or change of, any provision of any Senior Notes Document to the extent that any such amendment, modification or change could reasonably be expected to be adverse to the interests of the Lenders in any material respect; it being understood that this clause (iv) shall not prohibit Permitted Refinancings consummated in accordance with the requirements of the definition thereof;

(v)    amend, modify or waive, or permit the amendment, modification or waiver of, any provision of any Shareholder Subordinated Note, other than any amendment, modification or waiver that extends the maturity thereof or reduces the rate of interest thereon or other modifications which are not adverse to the interests of the Lenders in any material respect and have been consented to by the Administrative Agent; or

(vi)    amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, in any manner that could reasonably be expected to be materially adverse to the interests of the Lenders; provided that amendments necessary to convert the Borrower from a limited liability company to a corporation are permitted.”

(cc)    Section 10.13 of the Credit Agreement is hereby amended by amending and restating clause (c)(iii) in its entirety as follows:

“(iii) at the time that any such Capital Expenditure is made (and immediately after giving effect thereto), the First Lien Senior Secured Net Leverage Ratio shall not be greater than 3.10:1.00 on a pro forma basis;”

(dd)    Section 13 of the Credit Agreement is hereby amended by adding the following as a new Section 13.23:

“13.23    Right to Cure. Notwithstanding anything to the contrary contained in Section 11, in the event that Borrower fails (or, but for the operation of this Section 13.23, would fail) to comply with Section 10.07 as of the last day of any Test Period, at any time after such last day until the day that is fifteen (15) Business Days after the date the Compliance Certificate for such fiscal quarter is required to be delivered pursuant to Section 9.01(f), the Borrower shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of the Borrower (collectively, the “Cure Right”), which cash shall be contributed as common equity to the Borrower (or other equity investments reasonably acceptable to the Required Lenders) (such contributed amount, the “Cure Amount”), Section 10.07 shall be recalculated by increasing Consolidated EBITDA with respect to such Test Period (and such increase shall be effective for all periods that include the fiscal quarter of the Borrower for which such Cure Right was exercised), solely for the purpose of measuring compliance with Section 10.07 and not for any other purpose under this Agreement (including any “baskets” or the Cumulative Retained Excess Cash Flow Amount), by an amount equal to the Cure Amount; provided that, (i) in each four-fiscal-quarter period there shall be no more than one fiscal quarter in which the Cure Right is exercised, (ii) no more than two Cure Rights will be exercised in the aggregate during the term of this Agreement, (iii) for purposes of this Section 13.23, the Cure Amount shall be no greater than the amount required for purposes of complying with Section 10.07, (iv) no Lender shall be required to make any Loan or issue any Letter of Credit during the fifteen (15) Business Day period referred to above unless Borrower has received the Cure Amount, and (v) for the avoidance of doubt, in recalculating compliance with Section 10.07 by increasing Consolidated EBITDA as set forth above, there shall be no pro forma effect given to any reduction of Indebtedness (whether pursuant to netting or otherwise) with the Cure Amount in such recalculation of Section 10.07. If, after giving effect to the adjustments in this paragraph, Borrower shall then be in compliance with the requirements of Section 10.07, Borrower shall be deemed to have satisfied the requirements of Section 10.07 for the relevant Test Period with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 10.07 that had occurred shall be deemed cured for the purposes of this Agreement. Notwithstanding the foregoing, (i) if the Borrower has given notice that it intends to exercise such Cure Right, no Event of Default arising from the failure to comply with Section 10.07 shall be deemed to exist until the expiration of the period in which the Cure Right may be exercised (provided that during such period until cash from the Cure Right has been received, the Borrower will not be permitted to borrow Revolving Loans or issue Letters of Credit) and (ii) if at any time a Cure Right to remedy such Event of Default is available, then until the expiration of such Cure Period, neither the Administrative Agent nor any Lender shall have the right to exercise any remedies as a result of the occurrence and continuance of an Event of Default arising from the failure to comply with Section 10.07.”

(ee)    Section 13.04 of the Credit Agreement is hereby amended by adding the following as a new clause (h):

“(h)    Notwithstanding anything to the contrary contained herein, any Lender may assign all or any portion of its Term Loans hereunder to any Affiliated Lender, provided that:

(i)	No Event of Default has occurred or is continuing or would result therefrom;

(ii)
the assigning Lender and Affiliated Lender purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit P hereto in lieu of an Assignment and Acceptance, which may include a customary “big boy” disclaimer by the parties thereto;

(iii)	for the avoidance of doubt, Lenders shall not be permitted to assign Revolving Loan Commitments or Revolving Loans to any Affiliated Lender; and

(iv)
no Term Loan may be assigned to an Affiliated Lender pursuant to this Section 13.04(h) if, after giving effect to such assignment, Affiliated Lenders in the aggregate would own Term Loans with a principal amount in excess of 20% of the original principal amount of the Term Loans.

Affiliated Lenders will be subject to the restrictions specified in Section 13.24.”

(ff)    Section 13 of the Credit Agreement is hereby amended by adding the following as a new Section 13.24:

“13.24    Affiliated Lender.
(a)    Subject to clause (b) below, each Affiliated Lender, in connection with any consent (or decision not to consent) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Credit Document, agrees that, except with respect to any amendment, modification, waiver, consent or other action described in clause (i) or (v) (with respect to reducing the voting rights of any Lender) of the first proviso of Section 13.12(a) or that adversely affects such Affiliated Lender as compared to other Lenders, shall be deemed to have voted its interest as a Lender without discretion in such proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliated Lenders. Subject to clause (b) below, the Borrower and each Affiliated Lender hereby agrees that if (x) a case under the Bankruptcy Code is commenced against the Borrower or the other Credit Parties, with respect to any plan of reorganization that does not adversely affect any Affiliated Lender as compared to other Lenders, the Borrower shall seek (and each Affiliated Lender shall consent) to designate the vote of any Affiliated Lender, and the vote of any Affiliated Lender, with respect to any such plan of reorganization of the Borrower or any Affiliate of the Borrower shall not be counted and (y) that if any Credit Party shall be subject to any voluntary or involuntary proceeding commenced under any debtor relief law, each Affiliated Lender, in such capacity, shall vote at the instruction of the Administrative Agent and shall not object to any use of cash collateral (including, without limitation, any and all terms of any cash collateral order) and/or any debtor-in-possession financing (including, without limitation, any and all terms of any financing agreement, related documents and financing order) that does not adversely affect any Affiliated Lender as compared to other Lenders and that is supported by or consented to by the Administrative Agent.
(b)    Notwithstanding anything to the contrary in this Agreement, no Affiliated Lender shall have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Credit Parties are not then present, (ii) receive any information or material prepared by Administrative Agent or any Lender or any communication by or among Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to the Credit Parties or their representatives and other than the right to receive notices of prepayment and administrative notices required to be delivered to all Lenders under Section 2.03 and Section 5 of this Agreement or (iii) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against Administrative Agent, the Collateral Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Credit Documents (other than a claim against another Lender for performance of its obligations under Section 13.06(b)).”

3.    Waiver. Subject to the satisfaction or waiver of the conditions set forth in Section 6 below, and in reliance on the representations and warranties contained in Section 4 below, the Administrative Agent and Lenders hereby waive the Specified Defaults. This is a limited waiver and shall not be deemed to constitute a waiver of any other Event of Default or any future breach of the Credit Agreement or any other Loan Documents.
4.    Appointment of Successor Agent.

(a)    It is acknowledged and agreed that, pursuant to Section 12.09 of the Credit Agreement, DBTCA, in its capacities as the existing Administrative Agent, Collateral Agent, Swingline Lender and Issuing Lender has notified the Lenders of its desire to potentially resign from its appointment as Administrative Agent, Collateral Agent, Swingline Lender and Issuing Lender, respectively, under the Credit Documents with such resignation to become effective on the effective date of the relevant Resignation and Assignment Agreement.

(b)    The Lenders hereby (i) expressly waive the requirement pursuant to Section 12.09 of the Credit Agreement that DBTCA, as the existing Administrative Agent provide 30 days' notice of its resignation, (ii) consent to (A) the potential resignation of DTBCA as the existing Administrative Agent, Collateral Agent, Swingline Lender and Issuing Lender and (B) upon any such resignation, the appointment of DBNY as the successor Administrative Agent, Collateral Agent, Swingline Lender and Issuing Lender under the Credit Documents, in each case, on the terms set forth in the Resignation and Assignment Agreement, and (iii) authorize the Existing Agent and the Successor Agent to enter into the Resignation and Assignment Agreement.

(c)    Notwithstanding anything to the contrary, it is acknowledged and agreed that the potential resignation and appointment set forth above shall be subject to the consent of the Borrower to the extent required pursuant to Section 12.09 of the Credit Agreement.

5.    Representations and Warranties. In order to induce the Lenders to enter into this Amendment, the Borrower makes the following representations and warranties to each of the Lenders, in each case after giving effect to the Amendment, all of which survive the execution and delivery of this Amendment:

(a)    Power and Authority. The Borrower has the corporate power and authority to execute, deliver and perform the terms and provisions of this Amendment and has taken all necessary corporate action to authorize the execution, delivery and performance by it of this Amendment. The Borrower has duly executed and delivered this Amendment, and this Amendment constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought at equity or at law).

(b)    No Violation. Neither the execution, delivery or performance by the Borrower of this Amendment, nor compliance by it with the terms and provisions hereof, (i) will contravene any provision of any law, statute, rule or regulation (including any Gaming Regulation) or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except as permitted under the Credit Documents) upon any of the property or assets of the Borrower or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other agreement, contract or instrument, in each case to which the Borrower or any of its Subsidiaries is a party or by which it or any its property or assets is bound or to which it may be subject, except, in the case of preceding clauses (i) and (ii), to the extent that any such contravention, conflict, breach, default, or creation of a Lien, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, or (iii) will violate any provision of the articles of incorporation or by-laws of the Borrower.

(c)    Approvals. No order, consent, approval, license, permit, authorization or validation of, notice or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to be given, obtained or made by, or on behalf of, the Borrower to authorize, or is required to be obtained or made by, or on behalf of, the Borrower in connection with, (i) the execution, delivery and performance of this Amendment or (ii) the legality, validity, binding effect or enforceability of any this Amendment (except (in each case) for (A) those that have otherwise been obtained or made and (B) the approval of one or more Gaming Authorities that may be required in connection with foreclosure and the exercise of rights and remedies under the Security Documents).

(d)    True and Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of the Borrower in writing to any Lender for purposes of or in connection with this Amendment and the transactions contemplated hereby, is true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not materially misleading at such time in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this Section

4(d), such factual information shall not include projections, forward looking statements, budgets, estimates, or general market data.

(e)    Credit Documents. Each of the representations and warranties contained in Section 8 of the Credit Agreement shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date this representation and warranty is made (it being understood and agreed that (x) any representation and warranty that is qualified by materiality or Material Adverse Effect shall be required to be true and correct in all respects and (y) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects (or all respects, as the case may be) only as of such specified date).

(f)    No Default or Event of Default. Both immediately before and after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing (other than the Specified Defaults).

6.    No Waiver. Notwithstanding anything to the contrary set forth in this Amendment, this Amendment does not constitute a waiver of any Default or Event of Default (other than the Specified Defaults as set forth herein), or waiver of compliance with, or, except as explicitly set forth herein, modification or amendment of, any other term or condition, under the Credit Documents.

7.    Effectiveness of this Amendment. This Amendment shall be effective upon the satisfaction (or waiver) of the following:

(a)    this Amendment is signed by the Borrower, the Required Lenders and each such party shall have delivered their fully executed signature pages hereto to Credit Suisse Securities (USA), LLC, as sole lead arranger of this Amendment (in such capacity, the “Second Amendment Arranger”);

(b)    the Second Amendment Arranger shall have received payment of a consent fee on behalf of each Lender consenting to this Amendment in an amount equal to 0.20% of such consenting Lender’s Loans and Revolving Obligations on the Second Amendment Effective Date;

(c)     on the Second Amendment Effective Date, the Borrower shall have paid (i) to the Second Amendment Arranger all invoiced reasonable costs, fees and out-of-pocket expenses (including, without limitation, reasonable legal fees and expenses of Cahill Gordon & Reindel LLP, counsel to the Second Amendment Arranger) and other compensation payable to the Second Amendment Arranger pursuant to separate agreements entered into between the Borrower and the Second Amendment Arranger and (ii) to the Administrative Agent all invoiced reasonable costs, fees and out-of-pocket expenses (including, without limitation, reasonable legal fees and expenses) payable to the Administrative Agent pursuant to the Credit Agreement; and

(d)    on the Second Amendment Effective Date and immediately after giving effect to this Amendment (x) there shall exist no Default or Event of Default and (ii) all representations and warranties contained in Section 4 of this Amendment shall be true and correct in all material respects (it being understood and agreed that (x) any representation and warranty that is qualified by materiality or Material Adverse Effect shall be required to be true and correct in all respects and (y) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects (or all respects, as the case may be) only as of such specified date).

This Amendment shall be deemed to be effective on the date (the “Second Amendment Effective Date”) on which each of the foregoing conditions is satisfied.

8.    Acknowledgements. By executing this Amendment, the Borrower (a) consents to this Amendment and the performance by the Borrower of its obligations hereunder, (b) acknowledges that notwithstanding the execution and delivery of this Amendment, the obligations of the Borrower under the Credit Documents to which the Borrower is a party are not impaired or affected and each such Credit Document continues in full force and effect and (c) affirms and ratifies, to the extent it is a party thereto, each Credit Document with respect to all of the Obligations as expanded or amended hereby.

9.    No Novation. The amendments to the Credit Agreement as contemplated hereby shall not be construed to (and is not intended to) novate, discharge or release the Borrower or any Credit Party from any obligations owed to the Lenders or the Administrative Agent under the Credit Agreement or any other Credit Document, which shall remain owing under the Credit Agreement and the other Credit Documents. In furtherance of the foregoing, this Amendment shall not extinguish the Obligations outstanding under the Credit Agreement or any other Credit Document.

10.    Miscellaneous. This AMENDMENT AND THE RIGHTS OF THE PARTIES HEREUNDER SHALL, SUBJECT TO THE APPLICATION OF THE GAMING REGULATIONS, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES). This Amendment may be executed in one or more duplicate counterparts and, subject to the other terms and conditions of this Amendment, when signed by all of the parties listed below shall constitute a single binding agreement. Delivery of an executed signature page to this Amendment by facsimile transmission or electronic mail shall be as effective as delivery of a manually signed counterpart of this Amendment. Except as amended hereby, all of the provisions of the Credit Agreement and the other Credit Documents shall remain in full force and effect except that each reference to the “Credit Agreement” or words of like import in any Credit Document, shall mean and be a reference to the Credit Agreement amended hereby. This Amendment shall be deemed a “Credit Document” as defined in the Credit Agreement. Sections 13.01, 13.08, 13.16, 13.18 and 13.20 of the Credit Agreement shall apply to this Amendment as if expressly set forth herein.

11.    Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their officers or partners thereunto duly authorized as of the day and year first above written.

AFFINITY GAMING

By:	/s/ Donna Lehmann
Name:	Donna Lehmann
Title:	SVP, Chief Financial Officer & Treasurer

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent

By:	/s/ Mary Kay Coyle
Name:	Mary Kay Coyle
Title:	Managing Director

By:	/s/ Michael Winters
Name:	Michael Winters
Title:	Vice President

[Signature Page to Second Amendment to Credit Agreement]